EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated March 21, 2005, except for Note 33, as to which the date is March 6, 2008, accompanying the 2004 consolidated financial statements included in the Annual Report of Flagstar Bancorp, Inc. on Form 10-K/A for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements on Forms S-8 (File No. 333-134554, effective May 30, 2006; File No. 333-125513, effective June 3, 2005; File No. 333-125512, effective June 3, 2005; File No. 333-89424, effective May 30, 2002; File No. 333-89420, effective May 30, 2002; File No. 333-68682, effective August 30, 2001; File No. 333-77501, effective April 30, 1999 and File No. 333-26157, effective April 30, 2007).
/s/ GRANT THORNTON LLP
Southfield, Michigan
March 6, 2008